EXHIBIT 30(d)(viii)

RIDER FOR TERM INSURANCE BENEFIT ON LIFE OF INSURED--DECREASING AMOUNT

This benefit is a part of this contract only if it is included in the list of supplementary benefits on the contract data pages.

Benefit

We will pay an amount under this benefit if we receive due proof that the
Insured died: (1) in the term period for the benefit: and (2) while this contract is in force and not in default beyond the last day of the grace period.
Any proceeds under this contract that may arise from the Insured's death will include this amount. But our payment is subject to all the provisions of the benefit and of the rest of this contract.

We show the initial Amount of Term Insurance under this benefit on the contract data pages. We also show the term period for the benefit there. It starts on the contract date, which we show on the first page. The anniversary at the end of the term period is part of that period.

Amounts Payable

The amount we will pay depends on when death occurs. In the Table of
Amounts of Insurance on the contract data pages we show the amount we will pay if death occurs in a given contract year.

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to Convert

You may be able to exchange this benefit for a new contract of life insurance on the Insured's life. You will not have to prove that the Insured is insurable. When we use the phrase new contract in this provision, we mean the contract for which this benefit may be exchanged.

Conditions

Your right to make this exchange is subject to all these conditions: (1)
The amount we would have paid under this benefit if the Insured had died just before the contract date of the new contract must be large enough to meet the minimum for a new contract, as we describe under Contract Specifications. (2)
You must ask for the exchange in writing and in a form that meets our needs. (3)
You must send this contract to us to be endorsed. (4) We must have your request and the contract at our Home Office while the benefit is in force and at least five years before the end of its term period.

The new contract will not take effect unless the premium for it is paid while the Insured is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that: (1) the insurance under the new contract took effect on its contract date: and (2) this benefit ended just before that contract date.

Premium Credit

If your request for a new contract is received at our Home Office before the fifth anniversary of this contract, we will allow a credit on each premium that is due or scheduled for payment during the first year of the new contract.
If, as of the date of the new contract, this contract has been in force for at least one year, the credit will be equal to 10% of the premium for the new

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contract, excluding any premium or charge for an extra risk. If, as of the date of the new contract, this contract has been in force for less than one year, the credit will equal to the credit determined in the preceding sentence, multiplied by the number of months for which this contract has been in force, divided by twelve. We will apply the credit to each due or scheduled first-year premium on the date we receive payment of the balance of that premium.

Example: You might request an exchange during the third year of this contract. Let us assume that premiums due or scheduled under the new contract resulting from the exchange would be $100 monthly (with no premium or charge for an extra risk). We would apply a credit of $10 on each date on which we receive payment of a least $90 for a monthly premium that is due or scheduled for payment during the first year of the new contract. If you requested this exchange after this contract had been in force for only 6 months, we would apply a credit of $5 ($10 multiplied by 6, divided by 12) on each date on which we receive payment of $95 for a monthly premium that is due or scheduled during the first year of the new contract.

Termination

This benefit will end on the earliest of:

1. the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the end of the last day before the contract date of any other contract
(a) for which the benefit is exchanged, or (b) to which the benefit is changed;

3. the date the contract is surrendered under its Cash Value Option, if it has one; and

4. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the benefit as of the first monthly date on or after we receive your request.
Contract premiums and monthly charges due then and later will be reduced accordingly.

This Supplementary Benefit rider attached to this contract on the Contract
Date

Prudential Life Insurance Company,

By /s/ DOROTHY K. LIGHT
---------------------------
Secretary

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